Exhibit 5.1

                    [GIORDANO, HALLERAN & CIESLA LETTERHEAD]

                                  March 9, 2000

Stratus Services Group, Inc.
500 Craig Road
Manalapan, New Jersey  07726

Gentlemen:

      We refer to the Registration Statement on Form SB-2 (Registration No. 333-83255) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), and Amendments Nos. 1, 2, 3, 4, 5 and 6 thereto filed by Stratus Services Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the registration of the following securities which are proposed to be offered and sold by the Company: (a) a maximum of 1,495,000 shares of Common Stock, $.01 par value (the "Common Stock") which are proposed to be offered and sold by the Company pursuant to an Underwriting Agreement among the Company, Hornblower & Weeks, Inc. and Dirks and Company, Inc. (collectively, the "Underwriters"), (b) a warrant to purchase up to a maximum of 130,000 shares of Common Stock to be sold to the Underwriters (the "Underwriters' Warrants") and (c) a maximum of 130,000 shares of Common Stock underlying the Underwriters' Warrants (the "Warrant Shares").

      We have examined the original, or a photostatic or certified copy, of such records and certificates of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies and the correctness of all statements of fact contained therein.

GIORDANO, HALLERAN & CIESLA
 A PROFESSIONAL CORPORATION
      ATTORNEYS AT LAW

Stratus Services Group, Inc.
March 9, 2000
Page 2


      Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of act contained in the documents that we have examined, we are of the opinion that:

(1) The Common Stock has been duly authorized and will, when issued to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, be validly issued, fully paid and non-assessable.

(2) The Underwriters' Warrants have been duly authorized and will, when issued to and paid for by the Underwriter in accordance with the Underwriting Agreement, be validly issued and constitute legal and binding obligations of the Company in accordance with their terms.

(3) The Warrant Shares have been duly authorized and will, when issued to and paid for by the holder of the Underwriters' Warrants upon exercise thereof in accordance with the terms thereof, be validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the caption "Legal Matters" in the Prospectus that forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                    Very truly yours,


                                    GIORDANO, HALLERAN & CIESLA
                                    A Professional Corporation

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